Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen and Twenty-six Weeks Ended June 30, 2007

Warren, MI – July 26, 2007 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen and twenty-six weeks ended June 30, 2007.

For the thirteen weeks ended June 30, 2007, operating revenues increased 11.4%, or $18.2 million, to $178.2 million from $160.0 million for the thirteen weeks ended July 1, 2006. Included in operating revenues are fuel surcharges of $17.8 million and $15.6 million for the second quarters of 2007 and 2006, respectively. Net income decreased 12.6%, or $0.7 million, to $4.7 million, or $0.29 per share for the second quarter of 2007, from $5.4 million, or $0.33 per share, for the second quarter of 2006. Included in operating expenses for the thirteen weeks ended June 30, 2007 was a $0.7 million charge to settle certain accident claims in the second quarter of 2007. Net of related income taxes, this charge reduced second quarter 2007 net income by $0.4 million or $0.03 per share. Operating margin was 4.2% for the second quarter of 2007 compared to 5.3% for the second quarter of 2006.

Universal’s truckload revenue in the second quarter of 2007 increased by 12.1% to $107.4 million from $95.8 million in the corresponding period of 2006. Included in truckload revenue in the second quarter of 2007 is $7.5 million from our acquisitions completed in the third quarter of 2006. Brokerage revenue in the second quarter of 2007 increased by 4.2% to $43.1 million from $41.4 million in the corresponding period of 2006. Included in brokerage revenue in the second quarter of 2007 is $1.4 million from our acquisition completed in the third quarter of 2006. Intermodal revenue in the second quarter of 2007 increased by 21.3% to $27.7 million from $22.8 million in the corresponding period of 2006. Included in Intermodal revenue in the second quarter of 2007 is $2.3 million from our acquisitions completed through third quarter of 2006.

For the twenty-six weeks ended June 30, 2007, operating revenues increased 10.2%, or $31.2 million, to $337.1 million from $305.9 million for the twenty-six weeks ended July 1, 2006. Included in operating revenues are fuel surcharges of $31.6 million and $27.6 million for the first two quarters of 2007 and 2006, respectively. Net income decreased 20.6%, or $2.1 million, to $7.9 million, or $0.49 per share for the first half of 2007, from $10.0 million, or $0.62 per share, for the first half of 2006.

Universal’s truckload revenue in the first half of 2007 increased by 9.5% to $200.5 million from $183.2 million in the corresponding period of 2006. Included in truckload revenue in the first half of 2007 is $14.4 million from our acquisitions completed in the third quarter of 2006. Brokerage revenue in the first half of 2007 increased by 5.8% to $84.1 million from $79.5 million in the corresponding period of 2006. Included in brokerage revenue in the first half of 2007 is $2.9 million from our acquisitions completed in the third quarter of 2006. Intermodal revenue in the first half of 2007 increased by 21.3% to $52.5 million from $43.2 million in the corresponding period of 2006. Included in Intermodal revenue in the first half of 2007 is $5.2 million from our acquisitions completed through third quarter of 2006.

“Despite the affects of an inconsistent freight environment, our revenue continues to grow both organically and through the acquisitions we completed in the third quarter of 2006,” stated Universal’s President and CEO Don Cochran. “In addition, we have made positive improvements in our operating ratio in the second quarter of 2007 compared to the first quarter of 2007. Our operating ratio for the thirteen weeks ended June 30, 2007 was 95.8% compared to an operating ratio for the thirteen weeks ended March 31, 2007 of 96.8%.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Operating revenues:
Truckload	$107,449	$95,843	$200,516	$183,162
Brokerage	43,080	41,360	84,069	79,480
Intermodal	27,650	22,803	52,471	43,249

Total operating revenues	178,179	160,006	337,056	305,891

Operating expenses:
Purchased transportation	136,125	122,907	257,774	233,782
Commissions expense	11,475	9,939	22,074	19,395
Other operating expense, net	2,803	2,469	5,363	4,430
Selling, general, and administrative	12,281	10,927	24,474	22,215
Insurance and claims	5,924	3,896	10,796	7,743
Depreciation and amortization	2,031	1,372	3,938	2,642

Total operating expenses	170,639	151,510	324,419	290,207

Income from operations	7,540	8,496	12,637	15,684
Interest income (expense), net	136	302	331	552

Income before income taxes	7,676	8,798	12,968	16,236
Provision for income taxes	2,958	3,402	5,066	6,278

Net income	$4,718	$5,396	$7,902	$9,958

Earnings per common share:
Basic	$0.29	$0.33	$0.49	$0.62
Diluted	$0.29	$0.33	$0.49	$0.62
Average common shares outstanding:
Basic	16,118	16,118	16,118	16,118
Diluted	16,122	16,184	16,131	16,160

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$6,313	$5,008
Marketable securities	9,179	15,330
Accounts receivable - net	89,154	82,259
Other current assets	11,336	8,971

Total current assets	115,982	111,568
Property and equipment - net	57,959	51,286
Other long-term assets - net	30,010	28,046

Total assets	$203,951	$190,900

Liabilities and shareholders’ equity
Total current liabilities	$54,875	$49,717
Total long-term liabilities	6,661	6,730

Total liabilities	61,536	56,447
Total shareholders’ equity	142,415	134,453

Total liabilities and shareholders’ equity	$203,951	$190,900

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Average number of tractors provided by owner-operators
Truckload	3,006	2,551	2,985	2,520
Intermodal	834	626	847	609

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.42	$2.51	$2.40	$2.49
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.10	$2.17	$2.10	$2.18
Average operating revenues per load (1)	$963	$961	$952	$952
Average operating revenues per load, excluding fuel surcharges (1)	$834	$832	$832	$834
Average length of haul (1)(2)	397	383	397	383
Number of loads (1)	111,590	99,710	210,594	192,351

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.02	$2.07	$1.99	$2.04
Average operating revenues per load (1)	$1,273	$1,242	$1,255	$1,234
Average length of haul (1)(2)	630	601	630	605
Number of loads (1)	27,510	25,289	54,011	48,997

Intermodal Revenues:
Drayage (in thousands)	$25,256	$20,814	$48,058	$39,106
Depot (in thousands)	$2,394	$1,989	$4,413	$4,143

Total (in thousands)	$27,650	$22,803	$52,471	$43,249

Average operating revenues per loaded mile	$4.52	$4.38	$4.46	$4.25
Average operating revenues per loaded mile, excluding fuel surcharges	$3.92	$3.80	$3.89	$3.72
Average operating revenues per load	$290	$265	$281	$267
Average operating revenues per load, excluding fuel surcharges	$251	$231	$245	$233
Number of loads	87,145	78,402	170,861	146,732

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.